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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              WARREN RESOURCES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    93564A100
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                              13G                 Page 2   of   4 Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James C. Johnson, Jr.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
      NUMBER OF            5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,152,500 shares of Common Stock of the Issuer
       OWNED BY    -------------------------------------------------------------
         EACH              6     SHARED VOTING POWER
      REPORTING
        PERSON                   None
         WITH      -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,152,500 shares of Common Stock of the Issuer
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,152,500 shares of Common Stock of the Issuer
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.5%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

CUSIP No.                              13G                  Page 3  of  4  Pages
--------------------------------------------------------------------------------

ITEM 1.

         (a)      Name of Issuer:
                  Warren Resources Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  489 Fifth Avenue
                  New York, NY  10017

ITEM 2.

         (a)      Name of Person Filing:
                  James C. Johnson, Jr.

         (b)      Address of Principal  Business Office or, if none,  Residence:
                  The address of the principal business office of James C. Johnson, Jr. is 4113 Eubank, NE, Suite 400, Albuquerque, New Mexico 87111.

         (c)      Citizenship:
                  United States

         (d)      Title of Class of Securities:
                  Common Stock, $.001 par value per share

         (e)      CUSIP Number:
                  93564A100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable. This statement is filed pursuant to Rule 13d-1(d).

ITEM 4.  OWNERSHIP.

(a) Amount beneficially owned: by reporting person, is 1,152,500 shares of Common Stock of the Issuer, consisting of 852,500 that are issued and outstanding and 300,000 shares issuable upon exercise of outstanding stock options exercisable at $4 per share for a period ending September 2005.

(b) Percent of class: The reporting person holds 6.5% of the Issuer's issued and outstanding Common Stock (based on 17,537,579 shares of Common Stock of the Issuer issued and outstanding as of September 30, 2001 as stated in the Registration Statement on Form 10 of the Issuer filed on October 26, 2001).

(c)      Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: 1,152,500 shares of common stock of the Issuer

         (ii)     Shared power to vote or to direct the vote: None

         (iii)    Sole  power  to  dispose  or to  direct  the  disposition  of:
                  1,152,500 shares of Common Stock of the Issuer

         (iv)     Shared power to dispose or to direct the disposition of: None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

CUSIP No.                              13G                 Page  4  of  4  Pages
--------------------------------------------------------------------------------


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

         Not applicable



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 14, 2002
                                        ----------------------------------
                                                      Date

                                           /s/ James C. Johnson, Jr.
                                        ----------------------------------
                                                    Signature

                                               James C. Johnson, Jr.
                                        ----------------------------------
                                                       Name